Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-58136) and on Form S-8 (No. 333-197645) of MicroStrategy Incorporated of our reports dated February 26, 2016, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of MicroStrategy Incorporated.

/s/ KPMG LLP

McLean, Virginia
February 26, 2016